                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          AMR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                                              March 30, 1999

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of AMR Corporation, which will be held at the American Airlines Training & Conference Center, 4501 Highway 360 South, Fort Worth, Texas, on Wednesday, May 19, 1999, at 10:00 A.M., Central Daylight Time. An Official Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

    Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. This year registered stockholders can vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient new services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the envelope provided.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you plan to attend the annual meeting, please make certain that you mark the appropriate box when voting, and bring to the annual meeting the admission ticket that is printed on the proxy card. For your convenience, a map of the area and directions to the American Airlines Training & Conference Center are provided on the last page of the Proxy Statement and on the admission ticket.

                                           Sincerely,

                                                     [LOGO]

                                           Donald J. Carty
                                           CHAIRMAN OF THE BOARD

                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of AMR Corporation will be held at the American Airlines Training & Conference Center, 4501 Highway 360 South, Fort Worth, Texas, on Wednesday, May 19, 1999, at 10:00 A.M., Central Daylight Time, for the purpose of considering and acting upon the following:

        (1) the election of directors;

        (2) ratification of the selection of Ernst & Young LLP as independent auditors for the Corporation for the year 1999;

and such other matters as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on March 22, 1999, will be entitled to attend or to vote at the meeting.

                                        By Order of the Board of Directors,

                                                     [SIGCUT]

                                        Charles D. MarLett
                                        CORPORATE SECRETARY

March 30, 1999

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON THE PROXY CARD) OR OTHER PROOF OF SHARE OWNERSHIP (FOR EXAMPLE, A RECENT STATEMENT FROM YOUR BROKER). IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED.

                                      AMR

    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1999

    This statement and the form of proxy are being mailed to stockholders on or around March 30, 1999, in connection with a solicitation of proxies by the Board of Directors of AMR Corporation ("AMR" or the "Corporation") for use at the annual meeting of stockholders to be held on May 19, 1999.

                            SOLICITATION OF PROXIES

VOTING BY TELEPHONE OR INTERNET

    This year stockholders of record can simplify their voting and reduce the Corporation's cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

VOTING BY MAIL

    Stockholders who choose to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with their directions.

REVOCATION OF PROXIES

    Stockholders may revoke their proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by attending and voting their shares at the meeting.

    PLEASE NOTE THAT STOCKHOLDERS WHO ELECT TO VOTE OVER THE INTERNET MAY INCUR COSTS SUCH AS TELECOMMUNICATION AND INTERNET ACCESS CHARGES FOR WHICH THE STOCKHOLDER IS SOLELY RESPONSIBLE. THE

INTERNET VOTING FACILITIES FOR STOCKHOLDERS OF RECORD WILL CLOSE AT 5:00 P.M. C.D.T. ON THE EVENING BEFORE THE MEETING. THE TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL THE MEETING BEGINS AT 10:00 A.M. C.D.T.

SOLICITATION COSTS

    The Corporation will bear the cost of this solicitation. In addition to using the mails, proxies may be solicited by directors, officers, employees, or agents of the Corporation or its subsidiaries, in person or by telephone, facsimile or other means of electronic communication. The Corporation will also request brokers or nominees who hold common stock in their names to forward proxy material at the Corporation's expense to the beneficial owners of such stock. To aid in the solicitation of proxies, the Corporation has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, at an estimated fee of $13,500 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record at the close of business on March 22, 1999 of the Corporation's common stock will be entitled to vote at the meeting. On that date, the Corporation had outstanding 182,342,677 shares of common stock. Each stockholder will be entitled to one vote in person or by proxy for each share of stock held.

    Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. Any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast (unless a greater vote is required by law). Abstentions from voting (including broker non-votes) on the election of directors or on other matters will have no effect on the outcome of such votes, since the outcome is determined on the basis of votes cast, and abstentions are not counted as votes cast.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    It is proposed that 11 directors be elected at the meeting, to serve until the next annual election.

    Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees listed below. If any nominee should not be available for election, as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships. Each nominee is also a director of American Airlines, Inc. ("American").

BUSINESS AFFILIATIONS

    DAVID L. BOREN, President, University of Oklahoma, Norman, Oklahoma; educational institution. He is also a director of Phillips Petroleum Company; Texas Instruments, Inc. and Torchmark Corporation. From 1979 through 1994, he was a United States Senator for Oklahoma. From 1975 through 1979, he was the Governor of Oklahoma.

        Mr. Boren is 57 and was elected a director in 1994. He is a member of the Audit and Nominating/Governance Committees.

    EDWARD A. BRENNAN, retired Chairman, President and Chief Executive Officer, Sears, Roebuck and Co., Chicago, Illinois; merchandising. He is also a director of Allstate Corporation; Morgan Stanley Dean Witter & Co.; Minnesota Mining and Manufacturing Company; Unicom Corporation; Dean Foods Company and The SABRE Group Holdings, Inc.

        Mr. Brennan is 65 and was elected a director in 1987. He is a member of the Nominating/ Governance Committee and is Chairman of the Compensation Committee.

    DONALD J. CARTY, Chairman, President and Chief Executive Officer of the Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and information systems. He is also a director of Dell Computer Corporation; Brinker International, Inc. and The SABRE Group Holdings, Inc.

        Mr. Carty is 52 and was elected a director in April 1998. He became an Executive Vice President of the Corporation and American in 1989 and was named the President of American in 1995. On May 20, 1998, Mr. Carty was elected Chairman, President and Chief Executive Officer of the Corporation and American. Mr. Carty is Chairman of the Executive Committee.

    ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Group, Inc., Coral Gables, Florida; real estate investments, development, construction, property management and brokerage services. He is also a director of BellSouth Corporation; Winn Dixie Stores, Inc.; FPL Group, Inc. and American Bankers Insurance Group, Inc.

        Mr. Codina is 52 and was elected a director in 1995. He is a member of the Executive and Nominating/Governance Committees.

    EARL G. GRAVES, Chairman and Chief Executive Officer, Earl G. Graves, Limited, New York, New York; communications and publishing (including publication of BLACK ENTERPRISE magazine). He is Managing Director of Black Enterprise/Greenwich Street Corporate Growth Partners, L.P. and Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. He is a director of Aetna Inc.; DaimlerChrysler AG; Federated Department Stores, Inc. and Rohm and Haas Company.

        Mr. Graves is 64 and was elected a director in 1995. He is a member of the Audit and Nominating/Governance Committees.

    DEE J. KELLY, Partner, Kelly, Hart & Hallman, P.C., Fort Worth, Texas; law firm. He is also a director of Justin Industries, Inc. and The SABRE Group Holdings, Inc.

        Mr. Kelly is 70 and was elected a director in 1983. He is a member of the Executive and Nominating/Governance Committees.

    ANN D. MCLAUGHLIN, Chairman of The Aspen Institute, Washington, D.C. and Aspen, Colorado; international nonprofit educational and public policy organization dedicated to convening and developing leaders throughout the world. She was President of the Federal City Council, Washington, D.C. from 1990 to 1995. She was President and Chief Executive Officer of New American Schools Development Corporation, Arlington, Virginia from 1992 to 1993. She was United States Secretary of Labor from 1987 to 1989. She is also a director of General Motors Corporation; Kellogg Company; Host Marriott Corporation; Union Camp Corporation; Vulcan Materials Company; Nordstrom, Inc.; Harman International Industries, Inc.; Donna Karan International, Inc. and Fannie Mae.

        Ms. McLaughlin is 57 and was elected a director in 1990. She is Chairman of the Audit Committee and is a member of the Nominating/Governance Committee.

    CHARLES H. PISTOR, JR., retired Vice Chair, Southern Methodist University, Dallas, Texas; educational institution. He is a former President of the American Bankers Association. He previously served as Chairman and Chief Executive Officer of First RepublicBank Dallas, N.A. He is also a director of Fortune Brands, Inc.; Centex Corporation and Zale Corporation.

        Mr. Pistor is 68 and was elected a director in 1982. He is a member of the Audit and Compensation Committees.

    JOE M. RODGERS, Chairman, The JMR Group, Nashville, Tennessee; investment company. From 1985 through 1989, Mr. Rodgers was the United States Ambassador to France. He is also a director of Gaylord Entertainment Company; Lafarge Corporation; SunTrust Bank, Nashville, N.A.; Thomas Nelson, Inc.; Towne Services, Inc. and Tractor Supply Company.

        Mr. Rodgers is 65 and was elected a director in 1989. He is a member of the Audit and Compensation Committees.

    JUDITH RODIN, President, University of Pennsylvania, Philadelphia, Pennsylvania; educational institution. She was Provost of Yale University from 1992 through 1994. She is also a director of Aetna Inc. and Electronic Data Systems Corporation.

        Ms. Rodin is 54 and was elected a director in 1997. She is a member of the Compensation and Nominating/Governance Committees.

    MAURICE SEGALL, Senior Lecturer at the Massachusetts Institute of Technology (Sloan School of Management), Boston, Massachusetts; educational institution. He is the retired Chairman, President and Chief Executive Officer of Zayre Corporation, a retailing company. He is also a director of Harcourt General, Inc. and Cabot Industrial Trust.

        Mr. Segall is 69 and was elected a director in 1985. He is a member of the Executive and Compensation Committees.

    A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

BOARD COMMITTEES

    AMR has standing Audit, Executive, Compensation and Nominating/Governance Committees which perform the functions described below. In 1998, the Board of Directors of AMR held eight regular meetings. Charles T. Fisher III attended fewer than 75% of the Board of Directors meetings and committee meetings of which he was a member.

    The Audit Committee, composed entirely of outside directors, met five times during 1998 with the Corporation's independent auditors, representatives of management and the internal audit staff. The Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit (including the independent auditors' assessment of internal controls), reviews the Corporation's consolidated financial statements, reviews the scope of non-audit services provided by the independent auditors and reviews reports of the independent auditors.

    The Executive Committee met twice during 1998. The Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board.

    The Compensation Committee, composed entirely of outside directors, met eight times in 1998. The Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. In this regard, the Compensation Committee has retained Hewitt Associates LLC (independent compensation consultants) to assist the Committee in structuring a compensation program for the officers and key employees that aligns an executive's compensation with the long term interests of the stockholders through the use of cash and stock based compensation in conjunction with appropriate performance criteria.

    The Nominating/Governance Committee, composed entirely of outside directors, met six times in 1998 (including one meeting outside of the presence of management with the other outside directors of the Board). The Committee recommends candidates for officer positions, reviews with the Chief Executive Officer succession planning for senior positions within the Corporation and its subsidiaries, and reviews the corporate governance procedures of the Board to ensure that the best long term interests of all stockholders are being considered. The Nominating/Governance Committee also makes recommendations with respect to assignments to Board committees and recommends suitable candidates for election to the Board. In this regard, the Committee will consider nominees for election recommended by stockholders. See page 29 for additional information on the submission of such nominations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for 1998 were as follows:

                          Edward A. Brennan, Chairman

Charles H. Pistor, Jr.                           Judith Rodin
Joe M. Rodgers                                   Maurice Segall

    No member of the Compensation Committee is a current or former employee or officer of the Corporation or any of its affiliates or has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive an annual retainer of $20,000 for service on the Board of Directors, an annual retainer of $1,500 for service on a standing Committee of the Board (generally each director serves on two committees) and $1,000 for attending a Board or Committee meeting (provided that the maximum payment for meeting attendance is $1,000 per day, regardless of the number of meetings actually attended in one day). Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at The Chase Manhattan Bank, N.A. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the average fair market value (as defined in the Corporation's 1998 Long Term Incentive Plan, as amended (the "LTIP")) of the Corporation's common stock during such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the average fair market value of the Corporation's common stock during the month in which the deferral period terminates.

    An outside director, an outside director's spouse or companion, and an outside director's dependent children are provided transportation on American and reimbursement for federal income taxes incurred thereon. The cost of such complimentary transportation for each outside director in 1998, including the reimbursement obligation for income tax liability, was as follows: David L. Boren ($10,178); Edward A. Brennan ($34,644); Armando M. Codina ($45,224); Charles T. Fisher III ($12,608); Earl G. Graves ($29,519); Dee J. Kelly ($36,417); Ann D. McLaughlin ($36,487); Charles H. Pistor, Jr. ($13,322); Joe M.
Rodgers ($18,958); Judith Rodin ($38,430); and Maurice Segall ($8,403). Mr. Carty, as an employee of American, pays service charges for his use of employee travel privileges.

    Pursuant to the 1994 Directors Stock Incentive Plan, as amended (the "SIP"), outside directors each receive an annual award of 600 deferred shares of the Corporation's common stock. Generally, these shares will be delivered to the director within six months after the director ceases to be a member of the Board.

    The Corporation provides directors who were elected on or before May 15, 1996, a pension benefit equal to 10% of the director's fees and retainers from the Corporation for his or her last twelve months of service on the Board, multiplied by the number of years of service on the Board, up to a maximum of $20,000 per year. In 1998 the Corporation adopted a split-dollar life insurance program for those Directors who are eligible to participate in the Directors' pension plan. The split-dollar life insurance program is an estate planning program pursuant to which the Corporation purchases a life insurance policy for the Director. This insurance policy is purchased with the funds that would have been used to provide the Director's pension benefit. After a period of time, the Corporation recovers the cost of such insurance from the policy's then existing cash value. Having recovered its investment in the policy, the Corporation will no longer retain an interest in it, and the policy will then be for the sole benefit of the Director.

    Pursuant to the SIP, the Corporation provides directors who were elected after May 15, 1996, an annual grant of an additional 300 deferred shares of the Corporation's common stock. This additional grant is in lieu of their participation in the foregoing pension plan, and the shares will be distributed to the director within six months after the director ceases to be a member of the Board.

OTHER MATTERS

    During 1998, the law firm of Kelly, Hart & Hallman, P.C. performed legal services for the Corporation. Mr. Kelly is a partner of the firm.

    During 1998, American advertised in, and sponsored an event hosted by, BLACK ENTERPRISE magazine. Mr. Graves is Chairman of the Board and Chief Executive Officer of Earl G. Graves, Limited, which publishes that magazine.

    The University of Oklahoma provides meteorological information services to American. Mr. Boren is President of the University of Oklahoma.

    During 1998, the law firm of Gibson, Dunn & Crutcher performed legal services for American. Martin B. McNamara is a partner of the firm and is the husband of Anne H. McNamara, Senior Vice President and General Counsel of the Corporation.

    Aurora Investments, Inc., a subsidiary of the Corporation, owns an equity interest in Canadian Airlines International Ltd. ("Canadian"). American and other subsidiaries of the Corporation also provide airline-related services to Canadian. Douglas A. Carty is Senior Vice President and Chief Financial Officer of Canadian and is the brother of Mr. Carty.

    American and other subsidiaries of the Corporation purchase a variety of services from The SABRE Group, Inc., a subsidiary of The SABRE Group Holdings, Inc., which is a majority owned subsidiary of the Corporation ("TSGH"). Messrs. Carty, Brennan and Kelly are directors of TSGH as are Anne H. McNamara, Senior Vice President and General Counsel of the Corporation and Gerard J. Arpey, Senior Vice President and Chief Financial Officer of the Corporation. Mr. Carty is the Chairman of the Board of TSGH.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND OFFICERS

    As of March 22, 1999, each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers, as a group, owned, or had been granted rights to, under the stock based compensation or deferral plans of the Corporation and TSGH, shares of or stock equivalent units of the Corporation's common stock and TSGH's Class A common stock as indicated in the table below:

                                                     AMR COMMON     PERCENT OF     TSGH CLASS A     PERCENT OF
NAME                                                   STOCK           CLASS       COMMON STOCK        CLASS
-------------------------------------------------  --------------  -------------  ---------------  -------------
David L. Boren (1)...............................          2,600         *                   0           *
Edward A. Brennan (2) (3)........................         15,106         *              20,991           *
Donald J. Carty (4)..............................        874,300         *               2,500           *
Armando M. Codina (2)............................          4,821         *                   0           *
Charles T. Fisher III (1) (5)....................          4,600         *               1,000           *
Earl G. Graves (1)...............................          3,800         *               2,500           *
Dee J. Kelly (1) (6).............................          6,600         *              18,800           *
Ann D. McLaughlin (1)............................          5,400         *                 250           *
Charles H. Pistor, Jr. (1).......................          6,600         *               2,500           *
Joe M. Rodgers (1) (7)...........................          4,600         *                   0           *
Judith Rodin (2).................................          1,996         *                   0           *
Maurice Segall (1)...............................          4,600         *                   0           *
Robert L. Crandall (8)...........................        249,732         *               2,500           *
Robert W. Baker (9)..............................        439,155         *                   0           *
Michael W. Gunn (10).............................        134,200         *                   0           *
Gerard J. Arpey (11).............................        139,000         *                 500           *
Daniel P. Garton (12)............................        108,000         *               1,000           *
Directors and executive officers as a group (22
  persons) (13) (14).............................      2,390,600        1.5             53,041           *

                                               (SEE NEXT 2 PAGES FOR FOOTNOTES.)

------------------------

*   Percentage does not exceed 1% of the total outstanding class.

(1) Includes deferred shares granted under the SIP to Messrs. Boren, Fisher, Graves, Kelly, Pistor, Rodgers and Segall and Ms. McLaughlin of 2,200, 2,600, 2,200, 2,600, 2,600, 2,600, 2,600, and 2,600, respectively. Such shares will be delivered to the director within six months after the director ceases to be a member of the Board. See "Compensation of Directors" on pages 7 to 8 for further information on the deferred shares.

(2) Includes deferred shares granted under the SIP to Messrs. Brennan and Codina and Ms. Rodin of 2,600, 2,200 and 900, respectively and stock equivalent units (which are the economic equivalent of a share of stock) of 10,506, 1,621 and 1,096, respectively. The deferred shares will be delivered to the director within six months after the director ceases to be a member of the Board. See "Compensation of Directors" on pages 7 to 8 for further information on the deferred shares and the stock equivalent units.

(3) Includes stock options for 16,000 shares of TSGH Class A common stock and 2,991 TSGH stock equivalent units (which are the economic equivalent of a share of stock). Stock options representing 2,600 shares of TSGH Class A common stock are vested and currently exercisable. Stock options representing 3,200 shares of TSGH Class A common stock will vest and become exercisable May 1999. The remaining options will vest during the period from May 2000 through May 2003.

(4) Includes stock options for 625,600 shares of common stock and 228,500 shares of deferred stock granted under the LTIP. Stock options representing 202,800 shares of common stock are vested and currently exercisable. The remaining options will vest and become exercisable during the period from July 1999 through July 2003. The deferred shares are comprised of: (i) 58,500 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000; and
    (ii) 170,000 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(5) Includes 2,000 shares of the Corporation's common stock held by a trust of which Mr. Fisher and his wife have shared voting and investment power. The 1,000 shares of TSGH Class A common stock are held by a trust of which Mr. Fisher and his wife have shared voting and investment power.

(6) Includes 2,000 shares of the Corporation's common stock held by Kelly Group Investors. Mr. Kelly disclaims any beneficial interest in 1,072 of such shares. Includes stock options for 16,000 shares of TSGH Class A common stock. Stock options representing 2,600 shares of TSGH Class A common stock are vested and currently exercisable. Stock options representing 3,200 shares of TSGH Class A common stock will vest and become exercisable May 1999. The remaining options will vest during the period from May 2000 through May 2003.

(7) Includes 2,000 shares held by JMR Investments over which Mr. Rodgers has shared voting and investment power.

(8) Includes stock options for 208,000 shares of common stock and 39,732 shares of deferred stock granted under the LTIP. Stock options representing 52,000 shares of common stock are vested and currently exercisable. The remaining options will be exercisable during the period from July 1999 through July 2002. The deferred shares are Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000.

(9) Includes stock options for 247,000 shares of common stock and 189,500 shares of deferred stock granted under the LTIP. Stock options representing 158,400 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 1999 through July 2003. The deferred shares are comprised of: (i) 29,500 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000; and (ii) 160,000 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(10) Includes stock options for 42,200 shares of common stock and 92,000 shares of deferred stock granted under the LTIP. Stock options representing 10,000 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 1999 through July 2003. The deferred shares are comprised of: (i) 15,000 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000; and (ii) 77,000 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age
    60).

(11) Includes stock options for 76,000 shares of common stock and 63,000 shares of deferred stock granted under the LTIP. Stock options representing 40,400 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 1999 through July 2003. The deferred shares are comprised of: (i) 21,000 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000; and (ii) 42,000 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age
    60).

(12) Includes stock options for 53,000 shares of common stock and 55,000 shares of deferred stock granted under the LTIP. Stock options representing 12,000 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 1999 through July 2003. The deferred shares are comprised of: (i) 21,000 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000; and (ii) 34,000 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age
    60).

(13) Includes stock options for 1,433,540 shares of the Corporation's common stock, 865,832 shares of deferred stock granted under the LTIP, 25,700 shares of deferred stock granted under the SIP and 12,443 stock equivalent units. Stock options representing 534,280 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 1999 through July 2003. The deferred shares are comprised of: (i) 233,832 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000; and (ii) 632,000 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(14) Includes options for 32,000 shares of TSGH Class A common stock and 2,991 TSGH stock equivalent units. Stock options representing 5,200 shares of TSGH Class A common stock are vested and currently exercisable. Stock options representing 6,400 shares of TSGH Class A common stock will vest and become exercisable May 1999. The remaining options will vest during the period from May 2000 through May 2003.

    Holders of unvested options, deferred shares under the LTIP or the SIP and stock equivalent units do not have voting or dispositive power with regard to such shares.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    The following firms have informed the Corporation that they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 1998:

NAME AND ADDRESS OF BENEFICIAL OWNER                                     AMOUNT HELD   PERCENT OF CLASS
-----------------------------------------------------------------------  ------------  -----------------
Capital Research & Management Company..................................    9,650,000(1)           5.3%
  333 South Hope Street, 55th Floor
  Los Angeles, California 90071

Oppenheimer Capital....................................................   11,738,313(2)           6.4%
  Oppenheimer Tower
  World Financial Center
  New York, New York 10281

PRIMECAP Management Company............................................    9,876,200(3)          5.42%
  225 South Lake Avenue, Suite 400
  Pasadena, California 91101

------------------------------

(1) Capital Research & Management Company filed a Schedule 13G in which it disclaims beneficial ownership in all 9,650,000 shares over which it has sole dispositive power.

(2) Oppenheimer Capital filed a Schedule 13G which indicates that it beneficially owns, and has shared voting and dispositive power over, 11,738,313 shares of the Corporation's common stock.

(3) PRIMECAP Management Company filed a Schedule 13G which indicates that it beneficially owns, and has sole voting and dispositive power over, 2,459,200 shares and beneficially owns, and has shared dispositive power over, 7,417,000 shares.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 1998, were the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and (ii) those individuals who served as Chief Executive Officer of the Corporation during the 1998 fiscal year (collectively, the "named executive officers"). The stock amounts in the table have been adjusted to reflect the 2 for 1 stock split which occurred in June 1998.

                                                                            AWARDS
                                                                  --------------------------
   NAME                      ANNUAL COMPENSATION                                SECURITIES      PAYOUTS
    AND      ---------------------------------------------------  RESTRICTED    UNDERLYING    -----------
 PRINCIPAL                                       OTHER ANNUAL        STOCK       OPTIONS/        LTIP          ALL OTHER
 POSITION      YEAR      SALARY     BONUS(1)    COMPENSATION(2)    AWARDS(3)    SARS(#)(4)    PAYOUTS(5)    COMPENSATION(6)
-----------  ---------  ---------  ----------  -----------------  -----------  -------------  -----------  -----------------
Carty             1998  $ 700,417  $1,072,781      $       0               0       309,600     $               $  16,721
                  1997    648,083     648,000              0               0        70,000     3,711,969          16,721
                  1996    615,000     615,000              0               0        50,000     1,373,375          13,381
----------------------------------------------------------------------------------------------------------------------------
Crandall          1998    790,000   1,332,414         29,156               0             0                        91,038
                  1997    766,667   1,000,000         38,925               0       100,000     4,717,086          98,045
                  1996    750,000     851,250         36,590               0        60,000     3,164,938          86,588
----------------------------------------------------------------------------------------------------------------------------
Baker             1998    560,825     560,000              0               0        25,000                        18,074
                  1997    556,200     415,000              0               0        30,000     2,525,313          17,336
                  1996    546,750     310,000              0               0        30,000     1,331,875          16,241
----------------------------------------------------------------------------------------------------------------------------
Gunn              1998    435,967     404,000              0               0        13,000                        11,404
                  1997    428,800     309,000              0               0         9,000     1,146,313          15,106
                  1996    420,750     250,000              0               0         9,000       516,250          15,106
----------------------------------------------------------------------------------------------------------------------------
Arpey             1998    382,833     367,000              0               0        14,000                         4,171
                  1997    353,883     270,000              0               0        12,000     1,142,513           4,171
                  1996    330,750     215,000              0               0         9,000       507,150           4,171
----------------------------------------------------------------------------------------------------------------------------
Garton            1998    361,667     367,000              0               0        14,000                         8,391
                  1997    328,883     328,000              0               0        12,000     1,117,813           8,391
                  1996    305,750     305,000              0               0         9,000       337,525           8,391
----------------------------------------------------------------------------------------------------------------------------

Carty          =      Donald J. Carty: Chairman, President and Chief Executive Officer of the Corporation and American (effective
                      May 20, 1998).
Crandall       =      Robert L. Crandall: Chairman, President and Chief Executive Officer of the Corporation; Chairman and Chief
                      Executive Officer of American (Effective May 20, 1998 he ceased to be an officer or director of the
                      Corporation and American).
Baker          =      Robert W. Baker: Executive Vice President-Operations of American.
Gunn           =      Michael W. Gunn: Senior Vice President-Marketing of American.
Arpey          =      Gerard J. Arpey: Senior Vice President and Chief Financial Officer of the Corporation; Senior Vice President-
                      Finance and Planning and Chief Financial Officer of American.
Garton         =      Daniel P. Garton: Senior Vice President-Customer Service of American.

                                               (SEE NEXT 3 PAGES FOR FOOTNOTES.)

------------------------------

(1) Amounts shown for 1998 represent payments made in 1999 for 1998 services. Amounts shown for 1997 represent payments made in 1998 for 1997 services. Amounts shown for 1996 represent payments made in 1997 for 1996 services. Such payments were made pursuant to American's Incentive Compensation Plan. See the Compensation Committee Report at pages 24 to 25 for further information on the Incentive Compensation Plan.

(2) These amounts represent reimbursement for taxes related to the payment of insurance premiums.

(3) The following table sets forth certain information concerning restricted stock awards:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

             TOTAL NUMBER OF    AGGREGATE MARKET VALUE
            RESTRICTED SHARES    OF RESTRICTED SHARES
  NAME      HELD AT FY-END(A)      HELD AT FY-END(B)
---------  -------------------  -----------------------
Carty             228,500            $  13,745,715
Crandall           39,732                2,390,130
Baker             189,500               11,399,619
Gunn               92,000                5,534,380
Arpey              63,000                3,789,847
Garton             55,000                3,308,597
-------------------------------------------------------

    (A) These amounts consist of: (i) shares of deferred common stock issued under the LTIP which vest at retirement (Career Equity Shares); and (ii) shares of deferred common stock issued under the LTIP which vest upon the Corporation's attainment of predetermined cash flow objectives over a three-year performance period (Performance Shares). See the related discussions of Career Equity Shares and Performance Shares in the Compensation Committee Report at pages 26 to 28.

    (B) These amounts are based on the average market price of the Corporation's common stock of $60.1563 on the NYSE on December 31, 1998.

(4) These amounts represent options for shares of the Corporation's common stock which were granted in 1996, 1997 and 1998.

(5) For 1996, this amount represents performance returns paid in 1996 and a payout of cash in exchange for Performance Shares of the Corporation issued pursuant to the Corporation's 1994-1996 Performance Share Plan. For 1997, this amount represents performance returns paid in 1997 and a payout of cash or equivalent cash value of Performance Shares issued under the Corporation's 1995-1997 Performance Share Plan. For 1998, this amount represents performance returns paid in 1998. It is also anticipated that there will be a distribution of Performance Shares issued under the Corporation's 1996-1998 Performance Share Plan, but the amount of such distribution had not been determined as of the date of the proxy statement. The following table sets forth information concerning LTIP payouts:

                               LTIP PAYOUTS
---------------------------------------------------------------------------
  NAME       YEAR     PERFORMANCE RETURNS   PERFORMANCE SHARES     TOTAL
---------  ---------  --------------------  -------------------  ----------
Carty        1998          $  378,900           $                $
             1997             276,500             3,435,469       3,711,969
             1996             276,500             1,096,875       1,373,375
---------------------------------------------------------------------------
Crandall     1998             422,750
             1997             422,750             4,294,336       4,717,086
             1996             422,750             2,742,188       3,164,938
---------------------------------------------------------------------------
Baker        1998             235,000
             1997             235,000             2,290,313       2,525,313
             1996             235,000             1,096,875       1,331,875
---------------------------------------------------------------------------
Gunn         1998              77,500
             1997              77,500             1,068,813       1,146,313
             1996              77,500               438,750         516,250
---------------------------------------------------------------------------
Arpey        1998              73,700
             1997              73,700             1,068,813       1,142,513
             1996              68,400               438,750         507,150
---------------------------------------------------------------------------
Garton       1998              59,664
             1997              49,000             1,068,813       1,117,813
             1996              43,900                     0          43,900
---------------------------------------------------------------------------

(6) The following table sets forth information concerning all other compensation:

                                   ALL OTHER COMPENSATION
--------------------------------------------------------------------------------------------
                         INTEREST       CONTRIBUTIONS TO DEFINED      INSURANCE
  NAME       YEAR     DIFFERENTIAL(A)      CONTRIBUTION PLANS        PREMIUMS(B)     TOTAL
---------  ---------  ---------------  ---------------------------  -------------  ---------
Carty        1998        $       0              $      --             $  16,721    $  16,721
             1997                0                     --                16,721       16,721
             1996                0                     --                13,381       13,381
--------------------------------------------------------------------------------------------
Crandall     1998           36,348                     --                54,690       91,038
             1997           29,326                     --                68,719       98,045
             1996           18,882                     --                67,706       86,588
--------------------------------------------------------------------------------------------
Baker        1998            3,814                     --                14,260       18,074
             1997            3,077                     --                14,260       17,336
             1996            1,981                     --                14,260       16,241
--------------------------------------------------------------------------------------------
Gunn         1998                0                     --                11,404       11,404
             1997                0                     --                15,106       15,106
             1996                0                     --                15,106       15,106
--------------------------------------------------------------------------------------------
Arpey        1998                0                     --                 4,171        4,171
             1997                0                     --                 4,171        4,171
             1996                0                     --                 4,171        4,171
--------------------------------------------------------------------------------------------
Garton       1998                0                     --                 8,391        8,391
             1997                0                     --                 8,391        8,391
             1996                0                     --                 8,391        8,391
--------------------------------------------------------------------------------------------

    (A) Represents amounts credited but not paid in the current fiscal year and consists of the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long term rate, with compounding) on deferred compensation.

    (B) Represents the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid, except with respect to Mr. Crandall, for whom this amount also includes premiums paid on certain long term disability policies ($16,869) and a supplemental whole life insurance policy ($25,000).

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 1998 by the Corporation to the named executive officers. Grants from prior years have been adjusted to reflect the 2 for 1 stock split which occurred in June 1998. The hypothetical present values of stock options granted in 1998 are calculated under a Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical present values of stock options reflected in this table will actually be realized.

    If the hypothetical present values presented in this table represent the amounts actually realized upon exercise of the options, the corresponding increase in total stockholder value would be nearly $4.6 billion.

                     OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
----------------------------------------------------------------------------------
                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                             % OF TOTAL                               HYPOTHETICAL
             SECURITIES     OPTIONS/SARS                                PRESENT
             UNDERLYING      GRANTED TO     EXERCISE OR                 VALUE AT
            OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION     DATE OF
   NAME      GRANTED(#)      FISCAL YEAR     PER SHARE     DATE(1)      GRANT(2)
----------  -------------  ---------------  -----------  -----------  ------------
Carty           309,600            25.6      $ 73.0625      7/20/08   $  7,808,112
Crandall              0             N/A            N/A          N/A              0
Baker            25,000             2.1        73.0625      7/20/08        630,500
Gunn             13,000             1.1        73.0625      7/20/08        327,860
Arpey            14,000             1.2        73.0625      7/20/08        353,080
Garton           14,000             1.2        73.0625      7/20/08        353,080

------------------------------

(1) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's common stock on the date of grant. They become exercisable at the rate of 20% per year over a five-year period. Upon a change in control (as described on page 22) the vesting of the options will be accelerated and all options will become immediately exercisable.

(2) The Black-Scholes model used to calculate the hypothetical values of options at the date of grant considers a number of factors to estimate the option's present value. These factors include: (i) the stock's volatility prior to the grant date; (ii) the exercise period of the option; (iii) interest rates; and (iv) the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility--29.9%; exercise period--4.5 years; interest rate-- 5.54%; and dividend yield--0.0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1998 STOCK OPTION VALUE

    The following table sets forth certain information concerning stock options exercised during 1998 by the named executive officers and the number and value of unexercised in-the-money options held at December 31, 1998. Grants from prior years have been adjusted to reflect the 2 for 1 stock split which occurred in June 1998. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the values of unexercised in-the-money stock options (whether exercisable or unexercisable) reflected in this table will actually be realized.

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
-------------------------------------------------------------------------------------------
                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                             OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
              SHARES                         AT FY-END(#)               AT FY-END(1)
            ACQUIRED ON      VALUE      -----------------------  --------------------------
   NAME     EXERCISE(#)    REALIZED     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----------  -----------  -------------  -----------------------  --------------------------
Carty                0    $         0        202,800 / 422,800   $   5,284,268 / $1,960,048
Crandall       152,000      6,962,497         52,000 / 156,000         942,374 /  2,595,247
Baker                0              0        158,400 /  88,600       4,180,892 /  1,211,549
Gunn                 0              0         10,000 /  32,200          232,225 /   366,518
Arpey                0              0         40,400 /  35,600        1,010,057 /   393,443
Garton               0              0         12,000 /  41,000          251,887 /   518,363

------------------------------

(1) These amounts are based on the average market price of AMR common stock of $60.1563 on the NYSE on December 31, 1998.

                        LONG TERM INCENTIVE PLAN AWARDS

    Under the LTIP, deferred shares of the Corporation's common stock (Performance Shares) may be awarded to officers and other key employees, including the named executive officers. Further information concerning Performance Shares can be found in the Compensation Committee Report (see pages 27 to 28) and in the footnotes to the Summary Compensation Table.

                       LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------
                                        PERFORMANCE
                                         OR OTHER              ESTIMATED FUTURE PAYOUTS
             NUMBER OF SHARES, UNITS   PERIOD UNTIL        UNDER NON-STOCK PRICE BASED PLANS
                       OR              MATURATION OR  -------------------------------------------
   NAME        OTHER RIGHTS(#)(1)         PAYOUT      THRESHOLD(#)     TARGET(#)     MAXIMUM(#)
----------  -------------------------  -------------  -------------  -------------  -------------
Carty       22,500 Performance             12/31/00             0         22,500         39,375
                  Shares
-------------------------------------------------------------------------------------------------
Crandall    29,400 Performance             12/31/00             0         29,400         51,450
                  Shares
-------------------------------------------------------------------------------------------------
Baker       8,500 Performance              12/31/00             0          8,500         14,875
                  Shares
-------------------------------------------------------------------------------------------------
Gunn        5,000 Performance              12/31/00             0          5,000          8,750
                  Shares
-------------------------------------------------------------------------------------------------
Arpey       6,000 Performance              12/31/00             0          6,000         10,500
                  Shares
-------------------------------------------------------------------------------------------------
Garton      6,000 Performance              12/31/00             0          6,000         10,500
                  Shares
-------------------------------------------------------------------------------------------------

------------------------------

(1) Performance Shares awarded to Messrs. Carty, Crandall, Baker, Gunn, Arpey and Garton in 1998 were for deferred shares of the Corporation's common stock and were granted, pursuant to the LTIP, under the Performance Share Program. This program is discussed in more detail on pages 27 to 28.

                                  PENSION PLAN

    American's basic pension program for management personnel consists of a fixed benefit retirement plan which complies with the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies for federal exemption under the Internal Revenue Code ("Code"). Officers of American are eligible for additional retirement benefits, to be paid by American under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers of American would be entitled, but for the limit of $130,000 on the maximum annual benefit payable under ERISA and the Code and the limit on the maximum amount of compensation which may be taken into account under American's basic pension program ($160,000 for 1998).

    The following table shows typical annual benefits payable under the basic pension program and the SERP, based upon retirement in 1998 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to offset for Social Security benefits.

                               PENSION PLAN TABLE

                                   ANNUAL RETIREMENT BENEFITS
               -------------------------------------------------------------------
FINAL AVERAGE                       CREDITED YEARS OF SERVICE
  EARNINGS         15           20           25            30             35
-------------  -----------  -----------  -----------  -------------  -------------
$     600,000  $   150,030  $   200,040  $   250,050  $     300,060  $     350,070
      800,000      200,040      266,720      333,400        400,080        466,760
    1,000,000      250,050      333,400      416,750        500,100        583,450
    1,200,000      300,060      400,080      500,100        600,120        700,140
    1,400,000      350,070      466,760      583,450        700,140        816,830
    1,600,000      400,080      533,440      666,800        800,160        933,520
    1,800,000      450,090      600,120      750,150        900,180      1,050,210
    2,000,000      500,100      666,800      833,500      1,000,200      1,166,900

    As of December 31, 1998, the named executive officers had the following credited years of service: Mr. Carty - 19.6; Mr. Baker - 29.5; Mr. Gunn - 27.5; Mr. Arpey - 15.3; Mr. Garton - 11.3. Benefits are shown in the above table on a straight-life annuity basis.

    Effective May 20, 1998 Mr. Crandall ceased to be an officer or director of the Corporation or American. Mr. Crandall retired with 34.5 years of service on December 31, 1998. See page 23 for further information regarding Mr. Crandall's retirement benefits.

                             CORPORATE PERFORMANCE

    The following graph compares the yearly change in the Corporation's cumulative total return on its common stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of airlines published by Standard & Poor's, in each case over the preceding five-year period. The Corporation believes that while total stockholder return is an INDICATOR OF CORPORATE PERFORMANCE, it is subject to the vagaries of the market.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CUMULATIVE TOTAL RETURNS*
ON $100 INVESTMENT ON DECEMBER 31, 1993
                                                       AMR    S&P 500   S&P Airlines
1993                                               $100.00    $100.00        $100.00
1994                                                $79.48    $101.32         $69.69
1995                                               $110.83    $139.40        $101.78
1996                                               $131.54    $171.40        $111.58
1997                                               $191.81    $228.58        $187.80
1998                                               $177.25    $293.91        $181.65

------------------------

 * Defined as stock price appreciation plus dividends paid assuming reinvestment of dividends.

** Standard & Poor's Airline Index included: (i) for 12/31/93-6/30/94, American Airlines, Delta Air Lines, United Airlines, US Airways; and (ii) for 7/1/94-12/31/98, American Airlines, Delta Air Lines, Southwest Airlines, US Airways.

                   OTHER MATTERS INVOLVING EXECUTIVE OFFICERS

EXECUTIVE TERMINATION BENEFITS AGREEMENTS/EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements (the "Agreements") with 11 officers of American, including all of the named executive officers (except Mr. Crandall). The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement:
(i) within two years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause or if the individual terminates his or her employment with "good reason"; or
(ii) within the 30 day period immediately following the first anniversary of a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. Any termination of an individual (other than for cause) that occurs not more than 180 days prior to a change in control and following the commencement of any discussions with a third party that ultimately results in a change in control will be deemed to be a termination of an individual after a change in control. If the individual's employment is terminated for cause or as a consequence of death or disability, the Agreement is not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur: (i) if a third party acquires 15% or more of the Corporation's common stock; (ii) if the individuals who, as of the date of the Agreements, constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof (provided that directors subsequent to the date of the Agreements whose election or nomination was approved by a majority of the incumbent board will be considered as if such members were members of the incumbent board); (iii) upon the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of the assets of another corporation unless (a) more than 60% of the Corporation's voting stock remains in the hands of the same stockholders, (b) no person owns more than 15% of the common stock of the surviving corporation and (c) at least a majority of the members of the Board following the transaction is the same as the members of the Board who approved the transaction; or (iv) upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    The Agreements provide that upon such termination the individual will receive: three times the sum of (i) the individual's annual base salary; (ii) the annual award paid under American's incentive compensation plan; and (iii) the annual performance return payments, as well as certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

RETIREMENT OF MR. CRANDALL

    Effective May 20, 1998, Mr. Crandall ceased to be an officer or director of the Corporation and American. Mr. Crandall retired on December 31, 1998.

    Pursuant to a Letter Agreement, dated September 18, 1998, upon Mr. Crandall's departure the vesting period for his stock options was accelerated; however, the exercise dates for such options remained the same. Any Performance Shares held by Mr. Crandall vested on a pro rata basis through December 31, 1998 and will be paid in accordance with their terms. At the time of his retirement, Mr. Crandall was fully vested in his pension benefits. Mr. Crandall is eligible to receive retiree medical and other benefits and is entitled to receive travel benefits on American and American Eagle. The Corporation will continue to pay Mr. Crandall's long term disability policies until he reaches age 65. Mr. Crandall will also be entitled to receive other benefits through December 31, 2005, including the provision of office space and an administrative assistant.

                         COMPENSATION COMMITTEE REPORT

(1) OVERALL POLICY

    The objectives of the Corporation's compensation policies are: (i) to attract and retain the best possible executive talent; (ii) to motivate its executives to achieve the Corporation's long term strategic goals; (iii) to link executive and stockholder interests through equity based compensation; and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. With these objectives in mind, the Corporation has developed an overall compensation strategy that links a very large portion of an executive's compensation to the Corporation's financial success. The Corporation expects that compensation payable in 1998 to the named executive officers will be fully deductible for U.S. income tax purposes.

    The Compensation Committee (the "Compensation Committee" or the "Committee") is composed entirely of disinterested members of the Board of Directors. No member of the Committee is a current or former employee or officer of the Corporation or any of its affiliates. The Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all of the officers of American (four of whom are also officers of the Corporation)-including all of the named executive officers.

    Once a year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation program. This review includes: (i) an internal report evaluating executive compensation throughout the Corporation to ensure consistency and program effectiveness, including the relationship of executive pay to performance; and (ii) a comprehensive report from Hewitt Associates LLC (an independent compensation consultant retained separately by the Committee) evaluating the competitiveness of executive compensation at the Corporation relative to other major public corporations employing similar executive talent.

    The key elements of an executive's compensation consist of: (i) base salary;
(ii) an incentive compensation award (which is paid only in years when corporate performance meets certain predetermined criteria); (iii) performance returns (which are based upon the Corporation's return on investment, determined over the previous five years); and (iv) stock compensation, which may include deferred stock (career equity shares and/or performance shares), restricted stock and/or stock options. The Committee also regularly reviews data on the competitive marketplace, comparing total compensation and each element thereof with compensation opportunities at comparable positions at other companies. The Committee's policy is to establish compensation ranges that are approximately at the median of those found at a comparator group made up of Fortune 500 companies across industries with whom the Corporation competes for executive talent (the "Comparator Group").(1)

(2) DISCUSSION

(A) BASE SALARY

    The Committee annually reviews officers' salaries, including Mr. Carty's, and makes adjustments based on its subjective evaluation of the performance of the Corporation and the individual. In the case of an officer with responsibility for business units other than American, the financial results of those units are also considered.

    On July 20, 1998, Mr. Carty's annual base salary was increased to $750,000. The increase in salary was based on the Committee's subjective evaluation of:
(i) the fact that Mr. Carty assumed additional responsibilities as Chairman, President and Chief Executive Officer of the Corporation and American; (ii) Mr. Carty's service and strategic contributions; (iii) the Corporation's favorable financial results; and (iv) the amount of Mr. Carty's compensation relative to chief executives at Comparator Group companies.

(B) INCENTIVE COMPENSATION PLANS

    American's incentive compensation plan is reviewed annually by the Committee in conjunction with the incentive compensation plans of the Corporation's other subsidiaries.

    The American incentive compensation plan for 1998 provided that participants would be eligible to receive awards only if the following four performance goals were met: (i) American's cash flow return on gross assets exceeded 6.7%; (ii) the profit sharing plan for employees

------------------------

(1) This group differs from the comparison group used for the calculation of the Corporate Performance Graph because the Corporation competes with a broader group of companies for executive talent.

represented by the Transport Workers Union made a distribution; (iii) the variable compensation plan for pilots made a distribution; and (iv) American's general profit sharing plan for eligible employees made a distribution.

    For the named executive officers, the amount paid cannot exceed the amount set forth in the LTIP (i.e., the lesser of $2 million or two times such officer's base salary in effect as of December 31 of the plan year).

    In 1999, Mr. Carty was awarded $1,072,781 under the 1998 American incentive compensation plan. This award was based on the Committee's subjective evaluation of: (i) the fact that Mr. Carty assumed additional responsibilities as Chairman, President and Chief Executive Officer of the Corporation and American; (ii) Mr. Carty's service and strategic contributions; (iii) the Corporation's favorable financial results; and (iv) the amount of Mr. Carty's compensation relative to chief executives at Comparator Group companies.

    In 1999, Mr. Crandall was awarded $1,332,414 under the 1998 American incentive compensation plan. This award was based on the Committee's subjective evaluation of: (i) Mr. Crandall's service and strategic contributions; and (ii) the Corporation's favorable financial results.

(C) STOCK BASED COMPENSATION

    Under the LTIP, stock based compensation (which may include stock options, restricted stock and deferred stock) may be granted to officers and key employees of the Corporation and its affiliates. The purpose of equity participation is to align further the interests between executive officers and the Corporation's stockholders in the Corporation's growth in real value over the long term.

STOCK OPTIONS

    Stock options are issued to key employees of American and the Corporation's other subsidiaries and are options for common stock of the Corporation. They are exercisable for ten years from the date of grant, have an exercise price equal to the average market price on the NYSE of the Corporation's common stock on the date of grant and vest in 20% increments over five years. This structure is designed to provide an incentive to create stockholder value over the long term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive with respect to three factors: (i) individual performance; (ii) where applicable, the executive's ability to perform multiple functions; and (iii) the executive's retention value to the Corporation. The number of stock options awarded, if any, depends upon the executive's evaluation with respect to these factors.(2) The Committee, however, does not take into account the amount of stock options awarded in previous years.

    On July 20, 1998, the Committee granted Mr. Carty options to purchase 309,600 shares of the Corporation's common stock at an exercise price of $73.0625, which represents the average market price (NYSE) of the Corporation's common stock on the date of grant. This grant includes a special award of 250,000 shares in addition to the annual grant deemed appropriate for Mr. Carty (59,600) in recognition of Mr. Carty's promotion to Chairman, President and Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of American in 1998. These options become exercisable at the rate of 20% per year over a five-year period. The portion of the option related to the usual annual grant of option was based on the Committee's subjective evaluation of:
(i) Mr. Carty's service and strategic contributions; (ii) the Corporation's favorable financial results; and (iii) the amount of Mr. Carty's compensation relative to chief executives of Comparator Group companies.

    In 1998, no grant of options was made to Mr. Crandall.

CAREER EQUITY SHARES

    Shares of deferred common stock have been granted, from time to time, to the officers of the Corporation and the officers and key employees of its subsidiaries through the career equity program (the "Program") to retain and compensate these individuals and to give these individuals a stake in the long term performance of the Corporation through stock ownership. Career equity shares are also granted to provide retirement income competitive with the median of the Comparator Group.

    The Program provides that career equity shares vest generally upon the executive's retirement. In order to assure the Corporation of the executive's services for his or her career and to provide appropriate levels of retirement income, the Corporation has agreements with each named executive officer (except Mr. Crandall) which guarantee that the value of the individual's career equity holdings will be equal to three and one-half times the individual's final average salary at retirement.

    The Committee determines the number of career equity shares to be granted based upon a subjective evaluation of the executive with respect to four factors: (i) current performance; (ii) where applicable, the executive's ability to perform multiple functions; (iii) the executive's retention value to the Corporation; and (iv) the executive's level of retirement income. The actual

------------------------

(2) See the Summary Compensation Table for information regarding the number of stock options awarded to the named executive officers in 1998.

number of career equity shares awarded, if any, depends upon the executive's evaluation with respect to these factors.

    In 1998, no grant of career equity shares was made to Messrs. Carty or Crandall.

    The Program also provides for the annual cash payment of "performance returns" on grants of previously awarded career equity shares. For the named executive officers, the amount of the payment depends upon: (i) the rolling five-year average of the Corporation's return on investment; (ii) the aggregate number of career equity shares awarded; (iii) the percentage, if any, of the aggregate number of career equity shares determined by the Committee to be eligible for payment of performance returns in a given year, based upon a subjective evaluation of individual performance; and (iv) the average market price (NYSE) of the Corporation's common stock on the date of grant. In 1998, the percentage of career equity shares used in the calculation of performance returns for the named executive officers ranged from 18% to 68%.(3)

    In 1998, Mr. Carty was awarded performance returns on approximately 68% of his career equity shares based on the Committee's subjective evaluation of: (i) his service and strategic contributions to the Corporation; (ii) the Corporation's favorable financial results; and (iii) the amount of Mr. Carty's compensation relative to chief executives of Comparator Group companies.

    In 1998, Mr. Crandall was awarded performance returns on approximately 28% of his career equity shares based on the Committee's subjective evaluation of:
(i) his service and strategic contribution to the Corporation; and (ii) the Corporation's favorable financial results.

PERFORMANCE SHARES

    Performance shares are shares of deferred stock which are granted to officers and key employees of American and the Corporation's other subsidiaries and are issued pursuant to the LTIP. Distribution of these shares is contingent upon the Corporation's attainment of predetermined cash flow objectives over a three-year "performance period." The cash flow objective is based on the Corporation's cumulative operating cash flow return on adjusted gross assets ("CFROGA") over the performance period. The percentage of the shares which will be distributed ranges from 0% to 175% based upon varying levels of CFROGA over the three-year period, as well as the Corporation's standing (on the same basis) relative to four major competitors (United Airlines, Inc., Delta Air Lines, Inc., Southwest Airlines, Inc. and US Airways, Inc.).(4) If each competitor outperforms the Corporation with respect to this

------------------------

(3) See the Summary Compensation Table for information regarding the payment of performance returns to the named executive officers in 1998.

(4) See the Long Term Incentive Plan Award Table for the number of performance shares granted to the named executive officers in 1998.

measurement, or if the Corporation fails to achieve a certain level of cumulative operating cash flow relative to adjusted assets, no performance shares will be earned. Performance share grants are based upon a subjective evaluation of: (i) the executive's current performance; (ii) the executive's retention value; and (iii) where applicable, ability to perform multiple functions.

    In 1998, Mr. Carty was granted 22,500 performance shares based on the Committee's subjective evaluation of: (i) the fact that Mr. Carty assumed additional responsibilities as Chairman, President and Chief Executive Officer of the Corporation and American; (ii) Mr. Carty's service and strategic contributions to the Corporation; (iii) the Corporation's favorable financial results; and (iv) the amount of Mr. Carty's compensation relative to chief executives of Comparator Group companies.

    In 1998, Mr. Crandall was granted 29,400 performance shares based on the Committee's subjective evaluation of: (i) Mr. Crandall's service and strategic contributions to the Corporation; and (ii) the Corporation's favorable financial results.

                         COMPENSATION COMMITTEE OF AMR

                          Edward A. Brennan, Chairman

Charles H. Pistor, Jr.                           Judith Rodin
Joe M. Rodgers                                   Maurice Segall

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Corporation's Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 1999. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgment.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS/NOMINATIONS

    From time to time, stockholders submit proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. Proposals for inclusion in the 2000 proxy statement must be received by the Corporation no later than December 1, 1999. Any such proposal, as well as any related questions, should be directed to the Corporate Secretary of the Corporation.

    The Corporation's By-Laws provide that any stockholder wishing to bring any other matter (other than proposals intended to be included in the proxy materials and nominations for directors) before an annual meeting must notify the Corporate Secretary of such fact not less than 60 nor more than 90 days before the date of the meeting. For the Corporation's year 2000 annual meeting such notice must be received between February 17 and March 18, 2000. Such notice shall be in writing and shall set forth the business proposed to be brought before the meeting, shall identify the stockholder and shall disclose the stockholder's interest in the proposed business.

    Under the Corporation's By-Laws, nominations for director, other than those made by or at the direction of the Board of Directors, must be made by timely written notice to the Corporate Secretary of the Corporation setting forth as to each nominee the information required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission and including evidence of such nominee's consent to same. Such notice must be received not less than 120 calendar days before the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. For the Corporation's year 2000 annual meeting, the Corporation must receive such notice prior to December 1, 1999.

                                        By Order of the Board of Directors,

                                                     [SIGCUT]

                                        Charles D. MarLett
                                        CORPORATE SECRETARY

March 30, 1999

                      DIRECTIONS TO THE AMERICAN AIRLINES
                          TRAINING & CONFERENCE CENTER

                                    [LOGO]

                                      AMR

                                AMR CORPORATION
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMR CORPORATION

P
R
O
X
Y

The undersigned hereby appoints Donald J. Carty, Dee J. Kelly, and Charles H. Pistor, Jr., or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR Corporation on May 19, 1999, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

Election of Directors, Nominees:

David L. Boren, Edward A. Brennan, Donald J. Carty, Armando M. Codina, Earl G. Graves, Dee J. Kelly, Ann D. McLaughlin, Charles H. Pistor, Jr., Joe M. Rodgers, Judith Rodin, Maurice Segall.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                         -------
                                                                           SEE
                                                                         REVERSE
                                                                           SIDE

----------------------------- FOLD AND DETACH HERE -----------------------------

                       A D M I T T A N C E   T I C K E T
[AMR LOGO]

                                AMR CORPORATION

              The 1999 Annual Meeting of Stockholders will be held
                at 10:00 A.M., CDT, on Wednesday, May 19, 1999,
             at the American Airlines Training & Conference Center,
                              Flagship Auditorium
                  4501 Highway 360 South, Fort Worth, Texas.

                   TO ATTEND THIS MEETING YOU MUST PRESENT
                THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

                            Doors open at 9:00 A.M.
        NOTE: Cameras, tape recorders or other similar recording devices will not be allowed in the meeting room.



                                 [MAP GRAPHIC]

/X/ PLEASE MARK YOUR VOTES
    AS IN THIS EXAMPLE.

    THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                       FOR   WITHHELD
1.  Election of        / /     / /
    Directors (see
    reverse).

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

                              FOR   AGAINST   ABSTAIN
2. Ratification of the        / /     / /       / /
   selection of Ernst &
   Young LLP as
   independent auditors
   for the year 1999.

--------------------------------------------------------------------------------

                                         If you are interested in receiving
                                         proxy materials and the annual report
                                         electronically in the future, please
                                         mark this box:                      / /

                                         If you plan to attend the Annual
                                         Meeting, please mark this box:      / /


SIGNATURE(S)                                           DATE
            ----------------------------------------       ---------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

----------------------------- FOLD AND DETACH HERE -----------------------------

NAME & ADDRESS                --------------------       ----SHIFT TO RIGHT
PRINT HERE                      [CONTROL NUMBER]
                              --------------------

AMR Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the 1999 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

TO VOTE OVER THE INTERNET:
   - Have your proxy card in hand when you access the web site.
   - Log on to the Internet and go to the web site
     HTTP://WWW.VOTE-BY-NET.COM, 24 hours a day, 7 days a week.
   - You will be prompted to enter your control number printed in the box above.
   - Follow the instructions provided.

TO VOTE OVER THE TELEPHONE:
   - Have your proxy card in hand when you call.
   - On a touch-tone telephone call 1-800-652-8683 (1-800-OK2-VOTE), 24 hours a day, 7 days a week.
   - You will be prompted to enter your control number printed in the box above.
   - Follow the recorded instructions.

TO VOTE BY MAIL:
   - Mark, sign and date your proxy card.
   - Return your proxy card in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. IF YOU CHOOSE TO VOTE YOUR SHARES ELECTRONICALLY, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.


                YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.